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Chase Home Finance
3415 Vision Drive
Columbus, OH 43219
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March 15, 2004


Alice Tatusian
Morgan Stanley ABS Capital 1INC, Trust 2003-HE3
1761 East St Andrew Place
Santa Ana CA 92705-4934

RE: Annual Statement as to Compliance


Pursuant to that certain Loan Servicing Agreement ("Agreement") dated as of October 1,2003, I, H. John Berens, hereby certify that

(i.) A review of the activities of the Servicer during the preceding year and the performance under this Agreement has been made under my supervision; and

(ii.) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for such year.



Sincerely,

/s/; H. John Berens
     H. John Berens
     Senior Vice President

HJB/rk

Cc: Ms. Lucy Gambino
    Mr. Richard Yonemura